Exhibit 99.2

JARDEN CORPORATION

RECONCILIATION OF GAAP TO NON-GAAP

For the three and six months ended June 30, 2013 and 2012

(in millions)

	For the three months ended		Inc/(Dec)	For the six months ended
	June 30, 2013	June 30, 2012		June 30, 2013	June 30, 2012
Reconciliation of Non-GAAP measure:
Net income	$76.4	$83.2		$72.0	$118.3
Income tax provision	47.8	48.1		42.4	69.9
Interest expense, net	46.2	45.0		95.8	89.7
Loss on early extinguishment of debt	8.8	—		25.9	—
Depreciation and amortization	38.5	35.3		76.2	71.2

Earnings before interest, taxes, depreciation and amortization (EBITDA)	217.7	211.6		312.3	349.1

Other adjustments:
Fair market value adjustment to inventory	—	—		5.0	—
Venezuela devaluation and other charges	—	—		29.0	—
Reorganization costs	1.4	—		1.4	—

AS ADJUSTED EBITDA (SEGMENT EARNINGS)	$219.1	$211.6		$347.7	$349.1

Net Sales	$1,758.8	$1,675.6
As Adjusted EBITDA (Segment Earnings) margin	12.5%	12.6%	(0.1%)

Organic net sales growth is a non-GAAP measure of net sales growth excluding the impacts of foreign exchange, significant acquisitions and exited business from year-over-year comparisons. The Company believes this measure provides investors with a more complete understanding of the underlying sales trends by providing net sales on a consistent basis. Organic net sales growth is also one of the measures used by management to analyze operating performance. The following table provides a reconciliation of organic net sales growth to the comparable GAAP measure of net sales growth for the three and six months ended June 30, 2013:

	For the three months ended June 30, 2013
	Outdoor Solutions	Consumer Solutions	Branded Consumables	Process Solutions	Elimination	Consolidated
Reconciliation of Non-GAAP measure:
Net sales growth	(0.9%)	9.8%	11.2%	3.8%	18.7%	5.0%
Foreign exchange	1.9%	3.4%	0.3%	0.2%	—	1.7%
(Acquisitions)/exited business, net	—	(4.8%)	(6.4%)	—	—	(2.8%)

Organic net sales growth	1.0%	8.4%	5.1%	4.0%	18.7%	3.9%

	For the six months ended June 30, 2013
	Outdoor Solutions	Consumer Solutions	Branded Consumables	Process Solutions	Elimination	Consolidated
Reconciliation of Non-GAAP measure:
Net sales growth	1.3%	7.3%	10.7%	5.0%	14.7%	5.3%
Foreign exchange	1.6%	2.5%	0.5%	0.1%	—	1.4%
(Acquisitions)/exited business, net	—	(4.8%)	(6.4%)	—	—	(2.8%)

Organic net sales growth	2.9%	5.0%	4.8%	5.1%	14.7%	3.9%

	For the six months ended June 30,		Inc/(Dec)
	2013	2012
GROSS MARGIN (%)
Gross margin as reported	28.7%	28.9%	(0.2%)
Fair market value adjustment to inventory	0.1%	—	0.1%

Adjusted gross margin (%)	28.8%	28.9%	(0.1%)

	For the three months ended June 30,		For the six months ended June 30,
	2013	2012	2013	2012
INTEREST EXPENSE, NET
Interest expense, net as reported	$46.2	$45.0	$95.8	$89.7
Original issue discount amortization	(3.3)	—	(6.3)	—

Adjusted interest expense, net	$42.9	$45.0	$89.5	$89.7

	For the three months ended June 30,		Inc/(Dec)
	2013	2012
SELLING, GENERAL & ADMINISTRATIVE EXPENSES AS A % OF SALES
Selling, general and administrative expenses as a % of sales as reported	18.9%	19.1%	(0.2%)
Amortization of acquired intangible assets	(0.3%)	(0.2%)	(0.1%)

Adjusted selling, general and administrative expenses as a % of sales	18.6%	18.9%	(0.3%)